EXHIBIT 107

CALCULATION OF FILING FEE

Form S-8

(Form Type)

ROYAL BANK OF CANADA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee

Other	Deferred Compensation Obligations issuable under the 2000 City National Bank Executive Deferred Compensation Plan (Amended and Restated for Plan Years 2004/05 and Later Effective on November 1, 2017)(1)	457(h)	$185,000,000	100%	$185,000,000	.00011020	$20,387.00

Other	Deferred Compensation Obligations issuable under the 2000 City National Bank Director Deferred Compensation Plan (Amended and Restated for Plan Years 2005 and Later Effective November 2, 2015)(1)	457(h)	$10,000,000	100%	$10,000,000	.00011020	$1,102.00

Total Fee Due							$21,489.00

(1)

The Deferred Compensation Obligations are unsecured obligations of Royal Bank of Canada to pay deferred compensation in the future in accordance with the terms of the 2000 City National Bank Executive Deferred Compensation Plan (Amended and Restated for Plan Years 2004/05 and Later effective November 1, 2017) and the 2000 City National Bank Director Deferred Compensation Plan (Amended and Restated for Plan Years 2005 and Later effective November 2, 2015).

(2)

The amount registered is based upon an estimate of the amount of compensation to be deferred by participants, estimated to be U.S.$185,000,000 for the 2000 City National Bank Executive Deferred Compensation Plan (Amended and Restated for Plan Years 2004/05 and Later Effective November 1, 2017) and U.S.$10,000,000 for the 2000 City National Bank Director Deferred Compensation Plan (Amended and Restated for Plan Years 2005 and Later Effective November 2, 2015), and is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).